Exhibit 99.1

Replay Acquisition Corp. Receives Continued Listing Standard Notice from NYSE

New York, NY, August 21, 2019—Replay Acquisition Corp. (the “Company”) (NYSE: RPLA) announced today that on August 15, 2019, it received a written notice from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not currently in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which requires the Company to maintain a minimum of 300 public shareholders on a continuous basis.

In accordance with Sections 801 and 802 of the Manual, the Company has been provided a period of 45 days to respond with a business plan that demonstrates how the Company expects to return to compliance with the minimum public shareholders requirement within 18 months of receipt of the notice. The Company anticipates that it will satisfy this listing requirement within such time period once it consummates an initial business combination.

The Company intends to submit a business plan to return to compliance with the minimum public shareholders requirement within the required timeframe. The notice does not affect the Company’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements.

The Company’s ordinary shares, warrants and units, which trade under the symbols “RPLA,” “RPLA WS” and “RPLA.U,” respectively, will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the NYSE’s other applicable continued listing standards.

About Replay Acquisition Corp.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry or geographical location, although the Company intends to focus on target businesses in Argentina and/or Brazil.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Replay Acquisition Corp.

Grace Lee, info@replayacquisition.com

(212) 891-2700